As filed with the Securities and Exchange Commission on June 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LegalZoom.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4752856
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

101 North Brand Boulevard, 11th Floor Glendale, California	91203
(Address of Principal Executive Offices)	(Zip Code)

2016 Stock Incentive Plan

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

(Full titles of the plans)

Dan Wernikoff

Chief Executive Officer

101 North Brand Boulevard, 11th Floor

Glendale, California 91203

(323) 962-8600

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

C. Thomas Hopkins

Jodie Bourdet

Jonie Kondracki

Cooley LLP

1333 2nd Street, Suite 400

Santa Monica, California 90401

(310) 883-6400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☐

Non-accelerated filer	☒	Accelerated filer	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2016 Stock Incentive Plan (Common stock, $0.001 par value per share)	15,667,026(2)	$10.23(5)	$160,273,675.98	$17,486
2021 Equity Incentive Plan (Common stock, $0.001 par value per share)	18,946,871(3)	$28.00(6)	$530,512,388.00(6)	$57,879
2021 Employee Stock Purchase Plan (Common stock, $0.001 par value per share)	3,552,538(4)	$23.80(7)	$84,550,404.40(7)	$9,225
TOTAL	38,166,435	—	$775,336,468.38	$84,590

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of LegalZoom.com, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.001 per share (the “Common Stock”).

(2)

Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Registrant’s 2016 Stock Incentive Plan, as amended (the “2016 Plan”) as of the date of this Registration Statement. The 2016 Plan has been terminated and no further grants will be made under the 2016 Plan, and any shares underlying outstanding options that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, have been allocated to the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”).

(3)

Includes 15,921,156 shares of Common Stock currently reserved for future grant under the 2021 Plan. To the extent outstanding awards under the 2016 Plan, consisting of those referenced in footnote (2) above, terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, the shares of Common Stock subject to such awards instead will be available for future issuance under the 2021 Plan. The 2021 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2021 Plan on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5.0% of the total number of shares of Common Stock outstanding on December 31st of the preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(4)

Represents shares of Common Stock reserved for issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1st of each year for a period of up to 10 years, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1.5% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (ii) 7,105,076 shares of Common Stock. Notwithstanding the foregoing, the Registrant’s board of directors may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

(5)

Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using a weighted-average exercise price for such shares.

(6)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $28.00 per share of common stock as set forth in the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256803), declared effective on June 29, 2021.

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $28.00 per share of common stock as set forth in the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256803), declared effective on June 29, 2021, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

LegalZoom.com, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)

the Registrant’s prospectus filed on June  30, 2021 pursuant to Rule 424(b), dated June 29, 2021, under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-256803), which contains audited financial statements for the Registrant’s latest fiscal year, for which such statements have been filed; and

(b)

the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35618) filed with the Commission on June 25, 2021, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation provides for indemnification of the Registrant’s directors to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by law.

The Registrant has entered into indemnification agreements with the Registrant’s directors and officers, whereby the Registrant has agreed to indemnify the Registrant’s directors and officers to the fullest extent permitted by law, including advancement of expenses incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify the Registrant’s directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Exhibit Description

4.1	Fourth Amended and Restated Certificate of Incorporation, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256803), filed with the Commission on June 4, 2021).

4.2	Second Amended and Restated Bylaws, as currently in effect (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256803), filed with the Commission on June 4, 2021).

4.3	Form of Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the completion of the Registrant’s initial public offering (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256803), filed with the Commission on June 21, 2021).

4.4	Form of Amended and Restated Bylaws, to be in effect immediately prior to the completion of the Registrant’s initial public offering (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256803), filed with the Commission on June 21, 2021).

4.5	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256803), filed with the Commission on June 21, 2021).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	LegalZoom.com, Inc. 2016 Stock Incentive Plan and forms of agreements thereunder (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256803), filed with the Commission on June 4, 2021).

99.2	LegalZoom.com, Inc. 2021 Equity Incentive Plan and forms of agreements thereunder.

99.3	LegalZoom.com, Inc. 2021 Employee Stock Purchase Plan.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 30, 2021.

LEGALZOOM.COM, INC.

By:	/s/ Dan Wernikoff
Dan Wernikoff
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan Wernikoff and Noel Watson, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dan Wernikoff	Chief Executive Officer and Director	June 30, 2021
Dan Wernikoff	(Principal Executive Officer)

/s/ Noel Watson	Chief Financial Officer	June 30, 2021
Noel Watson	(Principal Financial and Accounting Officer)

/s/ Dipanjan Deb	Director	June 30, 2021
Dipanjan Deb

/s/ Khai Ha	Director	June 30, 2021
Khai Ha

/s/ John Murphy	Director	June 30, 2021
John Murphy

/s/ Dipan Patel	Director	June 30, 2021
Dipan Patel

/s/ Brian Ruder	Director	June 30, 2021
Brian Ruder

/s/ Jeffrey Stibel	Director	June 30, 2021
Jeffrey Stibel

/s/ Christine Wang	Director	June 30, 2021
Christine Wang

/s/ David Yuan	Director	June 30, 2021
David Yuan